CANADA
PROVINCE OF BRITISH COLUMBIA

NUMBER

228310

Province of British Columbia
Ministry of Consumer and Corporate Affairs
REGISTRAR OF COMPANIES

COMPANY ACT

Certificate of Incorporation

I HEREBY CERTIFY THAT

FLECK RESOURCES LTD.

HAS THIS DAY BEEN INCORPORATED UNDER THE COMPANY ACT

GIVEN UNDER MY HAND AND SEAL OF OFFICE

AT VICTORIA, BRITISH COLUMBIA,

THIS 4TH DAY OF MARCH, 1981

L. G. HUCK
DEPUTY REGISTRAR OF COMPANIES